Exhibit 99.1

Contact: Drew Babin, CFA, CMA
Head of Financial Strategy and Investor Relations
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS THIRD QUARTER RESULTS

Operations of 17 Former Steward Hospitals Transitioned to Five New Operators

Approximately $2.9 Billion of Year-to-Date Liquidity Transactions Completed

Birmingham, AL – November 7, 2024 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the third quarter ended September 30, 2024, as well as certain events occurring subsequent to quarter end.

Third Quarter Financial Highlights

•	Net loss of ($1.34) and Normalized Funds from Operations (“NFFO”) of $0.16 for the 2024 third quarter on a per share basis; and

•

Third quarter net loss included approximately $130 million in real estate gains, offset by approximately $608 million of impairment charges, approximately $131 million of net negative fair value adjustments and $137 million accelerated non-cash amortization of in-place lease intangibles primarily related to Steward real estate. Amounts representing the majority of these totals were previously described in MPT’s September 8-K filing related to the Steward global settlement.

Corporate Updates During and Subsequent to the Third Quarter

•	Leased in November two additional former Steward facilities in Arizona with a combined lease base of approximately $140 million to College Health;

•	Sold 18 freestanding emergency department (“FSED”) facilities as well as one general acute hospital in Arizona and Colorado for approximately $246 million;

•	Received a $100 million mortgage repayment related to the April sale of five hospitals to Prime Healthcare;

•	Settled a property damage insurance claim related to a 2020 storm loss at Norwood Hospital, the expected proceeds of which will offset previously recorded receivables in their entirety;

•	Completed the sales of Watsonville Community Hospital in Watsonville, California for approximately $40 million and two FSED properties in Texas for approximately $5 million;

•	Reduced balances of the revolving credit facility and GBP term loan due in 2025 by approximately $300 million and £72 million, respectively;

•	Paid a regular quarterly dividend of $0.08 per share in October.

Edward K. Aldag, Jr., Chairman, President and Chief Executive Officer, said, “Across our highly diversified, global portfolio, we are excited by the positive trends we continue to see in utilization, acuity mix, and reimbursements. Further, as a result of our recent global settlement and our team’s tireless efforts, we successfully re-tenanted 17 Steward hospitals across five states to ensure continuity of patient care and recover our annual cash flows associated with these properties. With Steward’s removal from our portfolio, we look forward to demonstrating the strength and resilience of our diversified portfolio of hospital real estate and the importance of our business model to an industry in desperate need for more capital solutions.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, operating results, and reconciliations of net (loss) income to NFFO, including per share amounts, all on a basis comparable to 2023 results.

PORTFOLIO UPDATE

Medical Properties Trust has total assets of approximately $15.2 billion, including $9.4 billion of general acute facilities, $2.5 billion of behavioral health facilities and $1.7 billion of post-acute facilities. As of September 30, 2024, MPT’s portfolio included 402 properties and approximately 40,000 licensed beds leased to or mortgaged by 55 hospital operating companies across the United States as well as in the United Kingdom, Switzerland, Germany, Spain, Finland, Colombia, Italy and Portugal.

MPT’s European general acute portfolio continues to benefit from the expanding role of private hospitals in addressing rapidly growing care needs, particularly in the U.K. with a strong year-over-year increase in surgical volumes, occupancy rates, and reimbursement rates. Swiss Medical Network (“SMN”) reported organic growth as well as meaningful benefit from ongoing cost optimization efforts. In September, SMN opened its Genolier Innovation Hub which is expected to serve as a venue for leading industry minds to collaborate to facilitate continuous improvement of healthcare for patients and future generations. Behavioral and post-acute operations have remained consistent, with MEDIAN reporting strong performance across all key revenue metrics and Priory recording increases in revenue due to improved reimbursement and acuity mix.

In the Company’s U.S. portfolio, general acute revenue trends continue to benefit from increasing admissions, surgeries, and higher reimbursement rates. Further, coverages in MPT’s behavioral portfolio continue to improve due to steadily rising volumes, reduced utilization of contract labor and the ramp-up of expanded facilities. MPT’s portfolio of general acute hospitals operated by Lifepoint Health continues to demonstrate accelerating profitability as the operator’s self-funded expansion of Conemaugh Memorial Medical Center in Johnstown, Pennsylvania has driven significantly higher volumes while labor costs have continued to moderate. Overall performance of the post-acute segment, which combines inpatient rehabilitation (“IRF”) and long-term acute care (“LTACH”) facilities, remained stable.

During the third quarter of 2024, Prospect did not pay cash rent related to the six California properties it leases from MPT. Prospect’s California properties continue to report improving facility level EBITDARM coverage trends. However, Prospect’s operating losses in multiple east coast markets that it is attempting to exit – including Pennsylvania and Rhode Island (a state where MPT does not have any real estate investments) – have adversely impacted overall liquidity. Prospect expects to receive $100 million of quality assurance fund (“QAF”) payments in the first quarter of 2025.

STEWARD UPDATE

MPT received approximately $10 million in consolidated cash rent from Steward in the third quarter prior to finalization of its global settlement agreement with Steward and its creditors in September. This global settlement restored MPT’s control over its real estate, severed its relationship with Steward, and facilitated the re-tenanting of 17 properties previously leased to Steward.

MPT reached definitive agreements with Healthcare Systems of America, HonorHealth, Quorum Health, Insight Health and most recently College Health to lease and operate these 17 facilities. The five new tenants are in-place and executing on their transition strategies. Since the global settlement, the Company has provided approximately $90 million in overall working capital loans to these operators and is receiving cash interest payments. The short-term loans will provide liquidity until their facility-level receivables are sufficient to raise asset-backed loans. This represents a modest increase versus the $80 million previously disclosed due to larger than expected legal and professional fees as well as other costs related to the hospital operations transition process. MPT expects to begin to receive partial cash rental payments from the re-tenanted portfolio in the first quarter of 2025.

In October, MPT received approximately $45 million in cash related to Steward’s sale of three former MPT hospitals on Florida’s “Space Coast” to Orlando Health for total consideration of approximately $440 million. As previously disclosed, Steward retained approximately $395 million of proceeds from the sale as part of the global settlement agreement. In turn, Steward and its creditors relinquished all rights to any further allocation of value from transactions related to any other hospital remaining in the portfolio and the parties agreed to mutually dismiss claims against each other and exchange broad general releases.

OPERATING RESULTS

Net loss for the third quarter ended September 30, 2024 was ($801 million), or ($1.34) per share, compared to net income of $117 million, or $0.19 per share, in the year earlier period. Net loss for the quarter ended September 30, 2024 included approximately $130 million in real estate gains resulting from asset sale transactions, approximately $608 million of impairment charges, $131 million of net negative fair value adjustments and $137 million accelerated non-cash amortization of in-place lease intangibles (included in real estate depreciation and amortization). These primarily consisted of:

•	$425 million impairment of Steward working capital loans;

•

$183 million of impairments, including $180 million of value in three “Space Coast” facilities transferred to Steward pursuant to the global settlement and certain excess properties, with remaining charges for property taxes and other obligations (net of recovery);

•	$115 million accelerated non-cash amortization of lease intangibles related to the termination of the former Steward master lease; and

•	$134 million reduction in the fair value of MPT’s investment in PHP Holdings based on current market conditions.

NFFO for the third quarter ended September 30, 2024 was $94 million, or $0.16 per share, compared to $226 million, or $0.38 per share in the year earlier period.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for November 7, 2024 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended September 30, 2024. The dial-in numbers for the conference call are 877-883-0383 (U.S.) and 412-902-6506 (International) along with passcode 6768920. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through November 21, 2024, using dial-in numbers 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (International) along with passcode 6635503. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 402 facilities and approximately 40,000 licensed beds in nine countries and across three continents as of September 30, 2024. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, asset sales and other liquidity transactions (including the use of proceeds thereof), expected re-tenanting of vacant facilities and any related regulatory approvals, and expected outcomes from Steward’s Chapter 11 restructuring process, including the terms of the agreement described in this press release. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the risk that the outcome and terms of the bankruptcy restructuring of Steward will not be consistent with those anticipated by the Company; (ii) the risk that the Company is unable to successfully re-tenant the Steward portfolio hospitals, on the terms described herein or at all; (iii) the risk that previously announced or contemplated property sales, loan repayments, and other capital recycling transactions do not occur as anticipated or at all; (iv) the risk that MPT is not able to attain its leverage, liquidity and cost of capital objectives within a reasonable time period or at all; (v) MPT’s ability to obtain debt financing on attractive terms or at all, as a result of changes in interest rates and other factors, which may adversely impact its ability to pay down, refinance, restructure or extend its indebtedness as it becomes due, or pursue acquisition and development opportunities; (vi) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us; (vii) the ability of our tenants and operators to operate profitably and generate positive cash flow, remain solvent, comply with applicable laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (viii) the risk that we are unable to monetize our investments in certain tenants at full value within a reasonable time period or at all, (ix) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; and (x) the risks and uncertainties of litigation or other regulatory proceedings.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K and our Form 10-Q, and as may be updated in our other filings with the SEC. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)

	September 30, 2024	December 31, 2023
Assets	(Unaudited)	(A)
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$11,653,954	$13,237,187
Investment in financing leases	1,184,992	1,231,630
Real estate held for sale	85,000	—
Mortgage loans	298,221	309,315

Gross investment in real estate assets	13,222,167	14,778,132
Accumulated depreciation and amortization	(1,423,702)	(1,407,971)

Net investment in real estate assets	11,798,465	13,370,161
Cash and cash equivalents	275,616	250,016
Interest and rent receivables	35,142	45,059
Straight-line rent receivables	685,742	635,987
Investments in unconsolidated real estate joint ventures	1,242,772	1,474,455
Investments in unconsolidated operating entities	508,227	1,778,640
Other loans	155,889	292,615
Other assets	534,303	457,911

Total Assets	$15,236,156	$18,304,844

Liabilities and Equity
Liabilities
Debt, net	$9,215,751	$10,064,236
Accounts payable and accrued expenses	418,339	412,178
Deferred revenue	24,332	37,962
Obligations to tenants and other lease liabilities	136,635	156,603

Total Liabilities	9,795,057	10,670,979
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 600,229 shares at September 30, 2024 and 598,991 shares at December 31, 2023	600	599
Additional paid-in capital	8,578,355	8,560,309
Retained deficit	(3,197,505)	(971,809)
Accumulated other comprehensive income	57,114	42,501

Total Medical Properties Trust, Inc. Stockholders’ Equity	5,438,564	7,631,600
Non-controlling interests	2,535	2,265

Total Equity	5,441,099	7,633,865

Total Liabilities and Equity	$15,236,156	$18,304,844

(A) Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenues
Rent billed	$169,721	$229,306	$552,784	$724,954
Straight-line rent	36,602	21,511	119,719	38,875
Income from financing leases	9,798	26,066	53,832	107,729
Interest and other income	9,706	29,693	37,368	122,624

Total revenues	225,827	306,576	763,703	994,182

Expenses
Interest	106,243	106,709	316,358	308,833
Real estate depreciation and amortization	204,875	77,802	382,701	526,065
Property-related (A)	4,994	6,483	17,475	38,269
General and administrative	36,625	38,110	105,300	115,438

Total expenses	352,737	229,104	821,834	988,605

Other (expense) income
Gain (loss) on sale of real estate	91,795	(20)	475,196	209
Real estate and other impairment charges, net	(607,922)	(3,750)	(1,438,429)	(93,288)
Earnings (loss) from equity interests	21,643	11,264	(369,565)	34,840
Debt refinancing and unutilized financing (costs) benefit	(713)	862	(3,677)	46
Other (including fair value adjustments on securities)	(169,790)	41,125	(566,821)	25,447

Total other (expense) income	(664,987)	49,481	(1,903,296)	(32,746)

(Loss) income before income tax	(791,897)	126,953	(1,961,427)	(27,169)
Income tax (expense) benefit	(9,032)	(10,058)	(34,538)	134,661

Net (loss) income	(800,929)	116,895	(1,995,965)	107,492
Net income attributable to non-controlling interests	(234)	(185)	(1,458)	(25)

Net (loss) income attributable to MPT common stockholders	$(801,163)	$116,710	$(1,997,423)	$107,467

Earnings per common share - basic and diluted:
Net (loss) income attributable to MPT common stockholders	$(1.34)	$0.19	$(3.33)	$0.18

Weighted average shares outstanding - basic	600,229	598,444	600,197	598,363
Weighted average shares outstanding - diluted	600,229	598,553	600,197	598,406
Dividends declared per common share	$0.08	$0.15	$0.38	$0.73

(A) Includes $2.6 million and $3.3 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended September 30, 2024 and 2023, respectively, and $9.8 million and $28.6 million for the nine months ended September 30, 2024 and 2023, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net (Loss) Income to Funds From Operations (Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
FFO information:
Net (loss) income attributable to MPT common stockholders	$(801,163)	$116,710	$(1,997,423)	$107,467
Participating securities’ share in earnings	(153)	(311)	(807)	(1,295)

Net (loss) income, less participating securities’ share in earnings	$(801,316)	$116,399	$(1,998,230)	$106,172

Depreciation and amortization	218,646	96,280	430,128	580,484
(Gain) loss on sale of real estate	(91,795)	20	(475,196)	(209)
Real estate impairment charges	179,952	3,750	679,276	55,854

Funds from operations	$(494,513)	$216,449	$(1,364,022)	$742,301

Write-off of billed and unbilled rent and other	(159)	52,742	2,846	150,576
Other impairment charges, net	427,970	—	1,169,943	37,434
Litigation and other	28,899	2,759	46,507	12,987
Share-based compensation adjustments	—	1,243	—	(3,120)
Non-cash fair value adjustments	130,949	(46,815)	511,472	(42,562)
Tax rate changes and other	8	—	4,596	(164,535)
Debt refinancing and unutilized financing costs (benefit)	713	(862)	3,677	(46)

Normalized funds from operations	$93,867	$225,516	$375,019	$733,035

Certain non-cash and related recovery information:
Share-based compensation	$14,427	$10,210	$30,581	$32,839
Debt costs amortization	$4,994	$5,016	$14,769	$15,340
Non-cash rent and interest revenue (A)	$—	$(31,323)	$—	$(181,680)
Cash recoveries of non-cash rent and interest revenue (B)	$552	$2,351	$6,840	$36,087
Straight-line rent revenue from operating and finance leases	$(41,363)	$(61,003)	$(129,395)	$(184,417)
Per diluted share data:
Net (loss) income, less participating securities’ share in earnings	$(1.34)	$0.19	$(3.33)	$0.18

Depreciation and amortization	0.37	0.16	0.72	0.97
(Gain) loss on sale of real estate	(0.15)	—	(0.79)	—
Real estate impairment charges	0.30	0.01	1.13	0.09

Funds from operations	$(0.82)	$0.36	$(2.27)	$1.24

Write-off of billed and unbilled rent and other	—	0.09	—	0.25
Other impairment charges, net	0.71	—	1.94	0.06
Litigation and other	0.05	0.01	0.08	0.02
Share-based compensation adjustments	—	—	—	(0.01)
Non-cash fair value adjustments	0.22	(0.08)	0.85	(0.07)
Tax rate changes and other	—	—	0.01	(0.27)
Debt refinancing and unutilized financing costs (benefit)	—	—	0.01	—

Normalized funds from operations	$0.16	$0.38	$0.62	$1.22

Certain non-cash and related recovery information:
Share-based compensation	$0.02	$0.02	$0.05	$0.06
Debt costs amortization	$0.01	$0.01	$0.02	$0.03
Non-cash rent and interest revenue (A)	$—	$(0.05)	$—	$(0.30)
Cash recoveries of non-cash rent and interest revenue (B)	$—	$—	$0.01	$0.06
Straight-line rent revenue from operating and finance leases	$(0.07)	$(0.11)	$(0.22)	$(0.31)

Notes:

Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization, including amortization related to in-place lease intangibles, and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by our tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “Earnings (loss) from equity interests” line on the consolidated statements of income.

(A) Includes revenue accrued during the period but not received in cash, such as deferred rent, payment-in-kind (“PIK”) interest or other accruals.

(B) Includes cash received to satisfy previously accrued non-cash revenue, such as the cash receipt of previously deferred rent or PIK interest.